Exhibit 4.16

LEO OU CHEN

and

YUSEN DAI

and

TIANJIN VENUS TECHNOLOGY CO., LTD.

and

TIANJIN YINGXUN TECHNOLOGY CO., LTD.

SHAREHOLDERS’ VOTING RIGHTS AGREEMENT

FOR

TIANJIN YINGXUN TECHNOLOGY CO., LTD.

August 20, 2014

SHAREHOLDERS’ VOTING RIGHTS AGREEMENT

This Shareholders’ Voting Rights Agreement (this “Agreement”) is entered into as of August 20, 2014 by and among the following Parties:

1.	Each of the Shareholders Listed in Schedule I hereto:

(1)	LEO OU CHEN, a PRC citizen (identity card number: ***)

(2)	YUSEN DAI, a PRC citizen (identity card number: ***)

(collectively, the “Existing Shareholders”);

2.	TIANJIN VENUS TECHNOLOGY CO., LTD. (the “WFOE”)

Registered Address: 15 Jingbin Avenue, Jingbin Industrial Park, Wuqing District, Tianjin

Legal Representative: Yusen Dai

3.	TIANJIN YINGXUN TECHNOLOGY CO., LTD. (the “Company”)

Registered Address: 15 Jingbin Avenue, Jingbin Industrial Park, Wuqing District, Tianjin

Legal Representative: Yusen Dai

(In this Agreement, each Party shall be referred to individually as a “Party” or collectively as the “Parties”.)

Whereas:

1.	The Existing Shareholders are the registered shareholders of Company, and own 100% equity interest in the registered capital of the Company; their respective capital contributions to and shareholding in the registered capital of the Company as of the date hereof are set forth in Schedule I hereto;

2.	Each of the Existing Shareholders intends to respectively appoint an individual or individuals designated by the WFOE to fully exercise their voting rights in the Company and the WFOE intends to designate such individual(s) to accept such entrustment.

THEREFORE, The Parties hereby agree as follows upon mutual negotiations:

Section 1 Grant of Voting Rights

1.1	Each Existing Shareholder hereby irrevocably undertakes to execute a power of attorney in the form and substance of Schedule II hereto upon the execution of this Agreement, whereby they shall each appoint an individual or individuals then designated by the WFOE (the “Proxy”) to exercise, on behalf of the Existing Shareholders, the rights entitled to them in their capacity as the shareholders of the Company in accordance with then effective articles of association of the Company as follows (collectively the “Proxy Rights”):

(1)	to propose the convening of, and attend, shareholders’ meetings as the proxy of the Existing Shareholders in accordance with the articles of association of the Company;

(2)	to exercise voting rights on behalf of each of the Existing Shareholders on all matters that shall be discussed and resolved by the shareholders’ meeting, including but not limited to the appointment and election of the directors and other senior management that shall be appointed by the shareholders, sale or transfer of all or part of the equity interests in the Company held by each Existing Shareholder; and

(3)	to exercise other voting rights of the Existing Shareholders under the articles of association of the Company (including other voting rights of the Existing Shareholders arising after amendments to such articles of association).

The foregoing authorization and entrustment is conditional upon the Proxy being a PRC citizen and the WFOE consenting to such authorization and entrustment. The Existing Shareholders shall not revoke the authorization and entrustment accorded to the Proxy to the extent permitted by PRC laws other than in the case where the WFOE gives the Existing Shareholders a written notice requesting the replacement of the Proxy, in which event the Existing Shareholders shall immediately appoint such other PRC citizen as designated by the WFOE to exercise the foregoing Proxy Rights and such new authorization and entrustment shall supersede, immediately upon its grant, the original authorization and entrustment.

1.2	The Proxy shall, acting with care and diligence, fulfil the entrusted obligations within the scope of authorization hereunder lawfully. The Existing Shareholders each shall accept and be liable for any legal consequences arising from the exercise by the Proxy of the aforesaid Proxy Rights.

1.3	The Existing Shareholders hereby acknowledge that the Proxy will not be required to solicit the opinions of the Existing Shareholders when exercising the foregoing Proxy Rights, provided that the Proxy shall inform the Existing Shareholders (on an ex-post basis) in a timely manner of any resolution adopted or proposal for an extraordinary shareholders’ meeting.

Section 2 Right to Information

For the purpose of the exercise of the Proxy Rights hereunder, the Proxy shall be entitled to be informed of the information about the Company’s operation, business, clients, finance, employees, etc., and to access to relevant materials of the Company; the Company shall provide full cooperation in this regard.

Section 3 Exercise of Proxy Rights

3.1	The Existing Shareholders shall provide full assistance to the Proxy for its exercise of the Proxy Rights, including, where necessary (e.g., in order to meet the document submission requirements in connection with governmental approval, registration and filing), executing the shareholders’ meeting resolutions adopted by the Proxy or other relevant legal documents in a timely manner.

3.2	If at any time during the term hereof, the grant or exercise of the Proxy Rights hereunder cannot be realized for any reason (other than a breach by the Existing Shareholders or the Company), the Parties shall immediately seek an alternative scheme closest possible to the unrealizable provisions and shall to the extent necessary enter into a supplementary agreement to amend or modify the terms hereof such that the purpose of this Agreement may continue to be achieved.

Section 4 Release of Liability and Indemnity

4.1	The Parties acknowledge that in no event shall the WFOE be required to bear any liability or provide any economic or other indemnity to the other Parties or to any third party in connection with the exercise of the Proxy Rights hereunder by the individual(s) designated by the WFOE.

4.2	The Existing Shareholders and the Company agree to indemnify and hold the WFOE harmless against any and all losses suffered or likely to be suffered by the WFOE as a result of the exercise by its designated Proxy of the Proxy Rights, including without limitation any losses arising out of any suit, recourse, arbitration or claims brought by any third party against it or any administrative investigation or sanction by any governmental authorities, but exclusive of any losses arising out of any willful misconduct or gross negligence of the Proxy.

Section 5 Representations and Warranties

5.1	The Existing Shareholders hereby each represent and warrant as follows:

5.1.1	They are PRC citizens with full capacity, have full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuit.

5.1.2	They have full power and authority to execute and deliver this Agreement and all the other documents to be entered into by them which are related to the transaction contemplated hereunder, as well as to consummate the transaction hereunder. This Agreement shall be duly and lawfully executed and delivered by the Existing Shareholders and shall constitute their legal, valid and obligations, enforceable against them in accordance with the provisions hereof.

5.1.3	They are the lawfully registered shareholders of Company as of the effective date hereof, and other than the rights created by this Agreement, the Equity Pledge Agreements dated August 20, 2014, as amended and/or restated, and the Exclusive Option Agreement dated August 20, 2014 by and among the Existing Shareholders, the Company and the WFOE, respectively, the Proxy Rights are free and clear of any third party rights. Pursuant to this Agreement, the Proxy is able to exercise the Proxy Rights completely and fully in accordance with the then effective articles of association of Company.

5.2	The WFOE and the Company hereby each represent and warrant as follows:

5.2.1	They are each a limited liability company duly registered and validly existing under the laws of the jurisdiction where it is incorporated with an independent corporate legal person status, and have full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act as an independent party in any lawsuits; and

5.2.2	They each have full internal power and authority to execute and deliver this Agreement and all the other documents to be entered into by them related to the transaction contemplated hereunder, and have full power and authority to consummate the transaction hereunder.

5.3	The Company further represents and warrants that:

5.3.1	The Existing Shareholders are the lawfully registered shareholders of the Company as of the effective date hereof, and other than the rights created by this Agreement, the Equity Pledge Agreements dated August 20, 2014, as amended and/or restated, and the Exclusive Option Agreement dated August 20, 2014 by and among the Existing Shareholders, the Company and the WFOE, respectively, the Proxy Rights are free and clear of any third party rights. Pursuant to this Agreement, the Proxy is able to exercise the Proxy Rights completely and fully in accordance with the then effective articles of association of Company.

Section 6 Term of Agreement

6.1	This Agreement shall become effective on the date of duly execution of the Parties hereto, and shall remain valid until it is terminated in advance by written agreement of the Parties.

6.2	In the event that any Existing Shareholder transfers all of the equity held by him or her in the Company with the prior consent of the WFOE, such Existing Shareholder shall cease to be a Party hereto, however, the obligations and covenants of the other Parties hereunder shall not be adversely affected thereby.

Section 7 Notice

7.1	Any notice, request, demand and other correspondences required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

7.2	The above notice or other correspondences shall be deemed as delivered (i) when it is transmitted by facsimile or telex, or (ii) upon handed over to the receiver when it is delivered in person, or (iii) upon the fifth (5) day after posting when it is delivered by mail.

Section 8 Confidentiality

8.1	Notwithstanding the termination of this Agreement, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information and any other information of a confidential nature of the other Parties coming into its knowledge during the entry into and performance of this Agreement (collectively, “Confidential Information”). Except where prior written consent has been obtained from the Party disclosing Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by the rules of the place of listing of an affiliate of a Party, the Party(ies) receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party(ies) receiving Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

8.2	The following information shall not constitute Confidential Information:

(a)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)	any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

8.3	A receiving Party may disclose Confidential Information to its relevant employees, agents or its appointed professionals provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provisions herein, the validity of this section shall survive the termination of this Agreement.

Section 9 Default Liability

9.1	The Parties agree and acknowledge that if any Party (the “Defaulting Party”) substantially breaches any provision hereunder, or substantially fails to perform or substantially delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (the “Default”) and that in such event, the non-defaulting Party(ies) (the “Non-Defaulting Party”) shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures with such reasonable time or within ten (10) days of the Non-Defaulting Party notifying the Defaulting Party in writing and requesting it to cure such Default, the Non-Defaulting Party(ies) may elect, in its(their) discretion, to do the following:

9.1.1	If any Existing Shareholder or the Company is the Defaulting Party, the WFOE shall be entitled to terminate this Agreement and demand the Defaulting Party to indemnify for damage;

9.1.2	If the WFOE is the Defaulting Party, the Non-Defaulting Parties shall be entitled to demand the Defaulting Party to indemnify for damage, provided that unless otherwise stipulated by law, the Non-Defaulting Parties shall in no event be entitled to terminate or revoke this Agreement.

9.2	Notwithstanding any other provisions hereof, the validity of this section shall survive the suspension or termination of this Agreement.

Section 10 Miscellaneous Provisions

10.1	This Agreement is made in Chinese in four (4) originals with each Party retaining one (1) copy hereof.

10.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC laws.

10.3	Any disputes arising from and in connection with this Agreement shall be settled through consultations among the Parties, and if the Parties fail to reach an agreement regarding such a dispute within thirty (30) days of its occurrence, any Party is entitled to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective arbitration rules thereof, the language to be used in arbitration shall be Chinese and the arbitration award shall be final and binding on all the Parties.

10.4	Any rights, powers and remedies entitled to any Party by any provision herein shall not preclude any other rights, powers and remedies entitled to such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies.

10.5	No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with laws (the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercise of such Rights in any other way or its exercise of other Rights.

10.6	The headings of the sections herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable and independent from other provisions. If at any time one or several provisions herein shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

10.8	Any amendments or supplements to this Agreement shall be in writing and shall become effective upon duly execution by the Parties hereto.

10.9	No Party shall assign any of its rights and/or obligations hereunder to any third parties without prior written consent from other Parties.

10.10	This Agreement shall be binding on the legal successors of the Parties.

[The following is intentionally left blank]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

LEO OU CHEN

By:	/s/ Leo Ou Chen

YUSEN DAI

By:	/s/ Yusen Dai

TIANJIN VENUS TECHNOLOGY CO., LTD.

(Company seal)

By:	/s/ Yusen Dai
Name:	Yusen Dai
Title:	Legal Representative

TIANJIN YINGXUN TECHNOLOGY CO., LTD.

(Company seal)

By:	/s/ Yusen Dai
Name:	Yusen Dai
Title:	Legal Representative

Schedule I

Basic Information of the Company

Company Name:	TIANJIN YINGXUN TECHNOLOGY CO., LTD.

Registered Address:	15 Jingbin Avenue, Jingbin Industrial Park, Wuqing District, Tianjin

Registered Capital:	RMB2 million

Legal Representative:	Yusen Dai

Shareholding Structure:

Shareholder’s Name	Registered Capital (RMB)		Percentage of Contribution	Personal ID No./ Registration No.

LEO OU CHEN	RMB	1,600,000	80.00%	***

YUSEN DAI	RMB	400,000	20.00%	***

Total	RMB	2,000,000	100%	—

Schedule II

Power of Attorney

This Power of Attorney (the “Power of Attorney”) is executed by [name of the shareholder] (domicile: [—], ID No. [—]) on [date], and issued to [—] (domicile: [—], ID No. [—]) (the “Proxy”).

I, [—], hereby grant to the Proxy a general proxy authorizing the Proxy to exercise, as my proxy and on my behalf, the following rights enjoyed by myself in my capacity as a shareholder of Tianjin Yingxun Technology Co., Ltd. (the “Company”):

(1)	to propose the convening of, and attend, shareholders’ meetings as my proxy in accordance with the articles of association of the Company;

(2)	to exercise, as my proxy, voting rights on all matters that shall be discussed and resolved by the shareholders’ meeting, including but not limited to the appointment and election of the directors and other senior management that shall be appointed by the shareholders of the Company; and

(3)	to exercise, as my proxy, other voting rights of shareholders under the articles of association of the Company (including other voting rights of shareholders arising after amendments to such articles of association).

This Power of Attorney shall take effect upon its execution. I hereby irrevocably confirm that, unless Tianjin Venus Technology Co., Ltd. (the “WFOE”) serves me a written notice to replace the Proxy, this Power of Attorney will be valid until the expiry or early termination of the Shareholders’ Voting Rights Agreement dated [ ], 2014 entered into by and among the WFOE, the Company and the shareholders of the Company.

Name:

By:
Date: